Exhibit 10.3
REMY INTERNATIONAL, INC.
OMNIBUS INCENTIVE PLAN

Notice of Restricted Stock Grant for Employees
You (the “Grantee”) have been granted the following award of restricted Common Stock (the “Restricted Stock”) of Remy International, Inc. (the “Company”), pursuant to the Remy International, Inc. Omnibus Incentive Plan (the “Plan”):

Name of Grantee:	Participant Name
Number of Shares of Restricted Stock Granted:	XXX, 50% of which will be “Time Vested Shares” and 50% of which will be “Performance Vested Shares.”
Effective Date of Grant:	February [__], 2014
Vesting and Period of Restriction:
Subject to the terms of the Plan and the Restricted Stock Award Agreement attached hereto (the “Agreement”), the Period of Restriction shall lapse, and the shares of Restricted Stock granted hereunder shall vest and become free of the forfeiture and transfer restrictions contained in the Agreement (except as otherwise provided in Section 2(b) of the Agreement), (i) with respect to the “Time Vested Shares,” one-third of the total number of Time Vested Shares on each anniversary of the Effective Date of Grant, until fully vested, and (ii) with respect to the “Performance Vested Shares” as set forth on Exhibit A to this Agreement.

By your signature and the signature of the Company’s representative below, you and the Company agree and acknowledge that this grant of Restricted Stock is granted under and governed by the terms and conditions of the Plan and the attached Restricted Stock Award Agreement, which are incorporated herein by reference, and that you have been provided with a copy of the Plan and Restricted Stock Agreement.

Grantee:	Remy International, Inc.

By:	By:
Name:	Name:
Date:	Title:
Address:	Date:

REMY INTERNATIONAL, INC.
OMNIBUS INCENTIVE PLAN
Restricted Stock Award Agreement for Employees

SECTION 1. GRANT OF RESTRICTED STOCK
(a) Restricted Stock. On the terms and conditions set forth in the Notice of Restricted Stock Grant and this Restricted Stock Award Agreement (the “Agreement”), the Company grants to the Grantee on the Effective Date of Grant, the Shares of Restricted Stock (the “Restricted Stock”) set forth in the Notice of Restricted Stock Grant.
(b) Plan and Defined Terms. The Restricted Stock is granted pursuant to the Plan. All terms, provisions, and conditions applicable to the Restricted Stock set forth in the Plan and not set forth herein are hereby incorporated by reference herein. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in the Notice of Restricted Stock Grant or this Agreement and not otherwise defined therein or herein shall have the meanings ascribed to them in the Plan.
SECTION 2. FORFEITURE AND TRANSFER RESTRICTIONS
(a)    Forfeiture.
(i)Except as described in Section 2(a)(ii) and (iii) below, if the Grantee’s employment is terminated prior to the third anniversary date of the Effective Date of Grant, the Grantee shall, for no consideration, forfeit to the Company the Shares of Restricted Stock to the extent such Shares are subject to a Period of Restriction at the time of such termination.

(ii)If the Grantee’s employment is terminated due to the Employee’s death or Disability, as such term is defined below, a portion of the Time Vested Shares which on the date of termination of employment remain subject to a Period of Restriction shall vest and become free of the forfeiture and transfer restrictions contained in the Agreement (except as otherwise provided in Section 2(b) of this Agreement). The portion which shall vest shall be determined by the following formula (rounded to the nearest whole Share):
(A x B) – C, where
A = the total number of Time Vested Shares granted under this Agreement,
B = the number of completed months to the date of termination of employment since the Effective Date of Grant divided by 36, and
C = the number of Time Vested Shares granted under this Agreement which vested on or prior to the date of termination of employment.
All Performance Vested Shares and all Time Vested Shares which were subject to a Period of Restrictions on the date of employment termination and which will not be vested pursuant to the first two sentences of this Section 2(a)(ii), shall be forfeited to the Company, for no consideration.

(iii)Unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, if there occurs a Change in Control, as such term is defined in the Plan, the Award shall immediately vest if the Grantee’s employment is terminated without Cause, as such term is defined in Grantee’s employment agreement with the Company or if none, then as such term is defined below, or for Good Reason, as such term is defined below, prior to the third year anniversary of the Effective Date of Grant. This paragraph shall supersede the provisions set forth in Article 17 of the Plan, and to the extent any provision in this paragraph is inconsistent with Article 17 of the Plan, the provisions of this paragraph will govern.

(iv) The term “Cause” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company or any Subsidiary. If the Grantee’s employment agreement does not define the term “Cause,” or if the Grantee has not entered into an employment agreement with the Company or any Subsidiary, the term “Cause” shall mean (A) the willful engaging by the Grantee in misconduct that is demonstrably injurious to the Company or any Parent or Subsidiary (monetarily or otherwise), (B) the Grantee’s conviction of, or pleading guilty or nolo contendere to, a felony, or (C) the Grantee’s violation of any confidentiality, non-solicitation, or non-competition covenant to which the Grantee is subject.

(v)The term “Disability” shall have the meaning ascribed to such term in the Grantee’s employment agreement with the Company or any Subsidiary. If the Grantee’s employment agreement does not define the term “Disability,” or if the Grantee has not entered into an employment agreement with the Company or any Subsidiary, the term “Disability” shall mean the Grantee’s entitlement to long-term disability benefits pursuant to the long-term disability plan maintained by the Company or in which the Company’s employees participate.

(vi)    The term “Good Reason” shall have the meaning ascribed to such term in the Optionee’s employment agreement with the Company or any Subsidiary. If the Optionee’s employment agreement does not define “Good Reason”, or if the Optionee has not entered into an employment agreement with the Company or any subsidiary, then this term shall not apply.

(vii)    Any Performance Vested Shares which have not previously been forfeited and which do not satisfy the performance criteria for the applicable Performance Period, shall on the last day of the applicable Performance Period be forfeited to the Company, for no consideration.

(viii)     Except as otherwise provided herein, this grant is being make outside of Grantee’s employment agreement, if any. This grant shall not be subject to any employment agreement provision accelerating the vesting of any unvested equity upon Grantee’s termination of employment.

(b)    Transfer Restrictions. During the Period of Restriction, the Restricted Stock may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, to the extent such Shares are subject to a Period of Restriction. If the Grantee is an Officer (as defined in Rule 16a-1(f) of the Exchange Act), then during the six (6) month period which begins the first day following the date a Period of Restriction lapses, (50%) of the Shares to which the Period of Restrictions has lapsed on such date may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of; provided, however, this sentence shall not prohibit the Grantee from exchanging or otherwise disposing of the Restricted Stock in connection with a Change in Control or other transaction in which Shares held by other company shareholders are required to be exchanged or otherwise disposed of.
(c)    Lapse of Restrictions. The Period of Restriction shall lapse as to the Restricted Stock in accordance with the Notice of Restricted Stock Grant and the terms of this Agreement. Subject to the terms of the Plan and Section 6(a) hereof, upon lapse of the Period of Restriction, the Grantee shall own the Shares that are subject to this Agreement free of all restrictions other than the six (6) month holding period following the Period of Restriction as provided in Section 2(b) of this Agreement otherwise imposed by this Agreement.
SECTION 3. STOCK CERTIFICATES
As soon as practicable following the grant of Restricted Stock, the Shares of Restricted Stock shall be registered in the Grantee’s name in certificate or book-entry form. If a certificate is issued, it shall bear an appropriate legend referring to the restrictions and it shall be held by the Company, or its agent, on behalf of the Grantee until the Period of Restriction has lapsed. If the Shares are registered in book-entry form, the restrictions shall be placed on the book-entry registration. The Grantee may be required to execute and return to the Company a blank stock power for each Restricted Stock certificate (or instruction letter, with respect to Shares registered in book-entry form), which will permit transfer to the Company, without further action, of all or any portion of the Restricted Stock that is forfeited in accordance with this Agreement.
SECTION 4. SHAREHOLDER RIGHTS
Except for the transfer and dividend restrictions, and subject to such other restrictions, if any, as determined by the Committee, the Grantee shall have all other rights of a holder of Shares, including the right to vote (or to execute proxies for voting) such Shares. Unless otherwise determined by the Committee, if all or part of a dividend in respect of the Restricted Stock is paid in Shares or any other security issued by the Company, such Shares or other securities shall be held by the Company subject to the same restrictions as the Restricted Stock in respect of which the dividend was paid.
SECTION 5. DIVIDENDS
(a)    Any dividends paid with respect to Shares which remain subject to a Period of Restriction shall not be paid to the Grantee but shall be held by the Company.
(b)    Such held dividends shall be subject to the same Period of Restriction as the Shares to which they relate.
(c)    Any dividends held pursuant to this Section 5 which are attributable to Shares which vest pursuant to this Agreement shall be paid to the Grantee within 30 days of the applicable vesting date.
(d)    Dividends attributable to Shares forfeited pursuant to Section 2 of this Agreement shall be forfeited to the Company on the date such Shares are forfeited.
SECTION 6. MISCELLANEOUS PROVISIONS
(a)    Tax Withholding. Pursuant to Article 20 of the Plan, the Committee shall have the power and right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes (including the Grantee’s FICA obligations) required by law to be withheld with respect to this Award. The Committee may condition the delivery of Shares upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory withholding (based on minimum statutory withholding rates for federal, state and local tax purposes, as applicable, including payroll taxes) that could be imposed on the transaction, and, to the extent the Committee so permits, amounts in excess of the minimum statutory withholding to the extent it would not result in additional accounting expense. Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

(b)    Ratification of Actions. By accepting this Agreement, the Grantee and each person claiming under or through the Grantee shall be conclusively deemed to have indicated the Grantee’s acceptance and ratification of, and consent to, any action taken under the Plan or this Agreement and Notice of Restricted Stock Grant by the Company, the Board or the Committee.
(c)    Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided in writing to the Company.
(d)    Choice of Law. This Agreement and the Notice of Restricted Stock Grant shall be governed by, and construed in accordance with, the laws of Indiana, without regard to any conflicts of law or choice of law rule or principle that might otherwise cause the Plan, this Agreement or the Notice of Restricted Stock Grant to be governed by or construed in accordance with the substantive law of another jurisdiction.
(e)    Arbitration. Subject to, and in accordance with the provisions of Article 3 of the Plan, any dispute or claim arising out of or relating to the Plan, this Agreement or the Notice of Restricted Stock Grant shall be settled by binding arbitration before a single arbitrator in Indianapolis, Indiana and in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator shall decide any issues submitted in accordance with the provisions and commercial purposes of the Plan, this Agreement and the Notice of Restricted Stock Grant, provided that all substantive questions of law shall be determined in accordance with the state and federal laws applicable in Indiana, without regard to internal principles relating to conflict of laws.
(f)    Modification or Amendment. This Agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted pursuant to Section 4.3 of the Plan may be made without such written agreement.
(g)    Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.
(h)    References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended from time to time.
(i)    Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Code Section 409A and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service and the Plan and the Award Agreement shall be interpreted accordingly.